                                                              EXHIBIT 21

SUBSIDIARIES

                                                STATE OF         % OF VOTING
NAME OF CORPORATION                          INCORPORATION     SECURITIES OWNED
-------------------                          -------------     ----------------
Advertising Distributors of Maryland, Inc.      Maryland             100
Direct Market Concepts, Inc.                    Florida              100
The Flyer Publishing Corporation                Florida              100
Harte-Hanks Agency, Inc.                        Delaware             100
HTS, Inc.                                       Connecticut          100
Harte-Hanks Shoppers, Inc.                      California           100
Harte-Hanks Community Newspapers, Inc.          Texas                100
Harte-Hanks Direct Mail/California, Inc.        California           100
Harte-Hanks Limited (1)                         United Kingdom       100
Harte-Hanks Television, Inc.                    Delaware             100
Independent Publishing Company                  South Carolina       100
Jordan Dennis Company, Inc.                     Massachusetts        100
Mid-America CDM, Inc.                           Ohio                 100
NSO, Inc.                                       Ohio                 100
Northern Comprint Co.                           California           100
Pennysaver Publications, Inc.                   Texas                100
Potpourri Shopper, Inc.                         California           100
RMH Research, Inc.                              New Jersey           100
Select Marketing, Inc.                          Texas                100
Southern Comprint Co.                           California           100
Urban Data Processing, Inc.                     Massachusetts        100




(1) Owned by Urban Data Processing, Inc.